Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Announces Review of Strategic Alternatives

NEW YORK, April 22, 2016 – Healthcare Trust, Inc. (“HTI” or the “Company”), a publicly registered, non-traded real estate investment trust, today announced that the Company’s Board of Directors, led by its independent directors, has initiated a strategic review process to identify, examine, and consider a range of strategic alternatives available to the Company with the objective of maximizing shareholder value.

The Board of Directors has undertaken the following actions:

—	The independent directors are leading the review of strategic alternatives and a special committee has been formed to address potential conflicts of interest.

—	The Board of Directors is in the process of engaging a leading real estate investment banking group as financial advisor.

—	The Board of Directors has retained Gibson, Dunn & Crutcher LLP as special legal counsel in connection with such strategic review process.

“The steps we are taking represent our commitment to maximize value to our shareholders over the long term,” said Randolph Read, Chairman of the Board.

The Board of Directors has not made a decision to enter into any transaction at this time, and there are no assurances that the consideration of strategic alternatives will result in any transaction. HTI does not intend to comment on or disclose developments regarding the process unless it deems further disclosure is appropriate or required.

About Healthcare Trust, Inc.

Healthcare Trust, Inc. (“HTI”), formerly American Realty Capital Healthcare Trust II, Inc., is a publicly registered, non-traded real estate investment trust which seeks to acquire a diversified portfolio of real estate properties, focusing primarily on healthcare-related assets including medical office buildings, seniors housing, and other healthcare-related facilities. Additional information about HTI can be found on its website at www.healthcaretrustinc.com. HTI may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook, and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in such forward-looking statements. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually identify any viable strategic alternatives, execute any strategic alternative, or achieve the plans, intentions, or expectations (including enhancing shareholder value) disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that might cause such differences include general business and market conditions, the Company’s business strategy and leverage, the Company’s ability to identify and implement any viable strategic alternatives, and other factors included in HTI's reports filed with the Securities and Exchange Commission (“SEC”), particularly in the "Risk Factors" sections of HTI's latest Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016, as such Risk Factors may be updated from time to time in subsequent reports. HTI does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts:

Tim Cifelli
President
DDCworks
tcifelli@ddcworks.com
(484) 342-3600